Exhibit 99.1

Wayside Technology Group, Inc. Reports 2013 Fourth Quarter & Full Year Results

and Declares Quarterly Dividend

	Q4 2013:	Year 2013:
Revenue:	$89.9 million	$300.4 million
Income from operations:	$3.5 million	$8.9 million
Net income:	$2.5 million	$6.4 million
Diluted earnings per share:	$0.55 per share	$1.41 per share

Dividend declared - $0.17 per share

SHREWSBURY, NJ, February 6, 2014 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the fourth quarter and year ended December 31, 2013.  The results will be discussed in a conference call to be held on Friday, February 7, 2014 at 10:00 a.m. EST.  The dial-in telephone number is (866) 793-1341 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s Web site at www.waysidetechnology.com/earnings-call.

“I am very pleased to report a strong finish to 2013 with the fourth quarter being our best quarter of the year,” said Simon F. Nynens, Chairman and Chief Executive Officer. “Q4 2013 income from operations increased by 25%, as compared to Q4 of 2012. We achieved record net income of $6.4 million for 2013.”

Cash, marketable securities and long term receivables amounted to $29.6 million, representing 85% of equity as of December 31, 2013 and $6.25 per share as per December 31, 2013. Working capital amounted to $24.0 million, representing 69% of equity as of December 31, 2013.

Net sales for the fourth quarter ended December 31, 2013 increased 5% to $89.9 million compared to $85.5 million for the same period in 2012.  Net sales for the fourth quarter of 2013 for our Lifeboat Distribution segment were $65.7 million compared to $58.5 million in the fourth quarter of 2012, representing an increase of 12%.  Net sales for the fourth quarter of 2013 for our TechXtend segment were $24.2 million compared to $26.9 million in the fourth quarter of 2012, representing a decrease of 10%.

Net sales for the year ended December 31, 2013 increased 1% to $300.4 million compared to $297.1 million in 2012. Net sales for our Lifeboat Distribution segment in 2013 were $237.7 million compared to $217.3 million in 2012, representing a 9% increase. Total sales for the TechXtend segment in 2013 amounted to $62.8 million, compared to $79.7 million in 2012, representing a decrease of 21%.

The increases in net sales for the three month and full year ended December 31, 2013, compared to the same periods in 2012, in our Lifeboat Distribution segment were mainly a result of the strengthening of our account penetration, our continued focus on the expanding virtual infrastructure-centric business and the addition of several key product lines, and resulted primarily from sales generated out of the USA sales office. The decrease in net sales in our TechXtend segment was primarily due to a decrease in large single sales transactions and a decrease in extended payment terms sales transactions in the first three quarters of 2013 as compared to exceptionally strong levels of large single sales transactions and extended payment terms sales transactions in 2012.

Gross profit for the fourth quarter of 2013 was $7.8 million compared to $7.0 million for the fourth quarter of 2012 representing an increase of 11%. Gross profit for our Lifeboat Distribution segment for the fourth quarter of 2013 was $5.3 million compared to $4.5 million in the fourth quarter of 2012, representing a 19% increase.  Gross profit for our TechXtend segment for the fourth quarter of 2013 was $2.5 million compared to $2.6 million in the fourth quarter of 2012, representing a 2% decrease.  Vendor rebates and discounts for the quarter ended December 31, 2013 amounted to $0.7 million compared to $0.4 million for the fourth quarter of 2012.

Gross profit for the year 2013 was $24.4 million compared to $23.9 million in 2012, a 2% increase.  Gross profit for our Lifeboat Distribution segment in 2013 was $17.4 million compared to $15.8 million in 2012, representing a 10% increase.  The increase in gross profit for the Lifeboat Distribution segment was due to increased sales volume as gross profit margin remained relatively stable.  Gross profit for our TechXtend segment in 2013 was $6.9 million compared to $8.1 million in 2012, representing a 14% decrease. The decrease in gross profit for the TechXtend segment was the result of decreased sales volume, including a decrease in large single sales transactions and extended payment terms sales transactions, offset in part by a higher gross margin in 2013 as compared to 2012. Vendor rebates and discounts for the year ended December 31, 2013 amounted to $1.7 million compared to $1.5 million for 2012, representing a 13% increase. The increase in vendor rebates and discounts as a percentage of net sales was experienced mainly at the TechXtend segment.

Gross profit margin (gross profit as a percentage of net sales) for 2013 was 8.1% compared to 8.0% in 2012. Gross profit margin for our Lifeboat Distribution segment was 7.3% in 2013 and 2012. Gross profit margin for our TechXtend segment in 2013 was 11.0% compared to 10.1% in 2012.  This increase was due to increased pricing and vendor rebates in 2013 as compared to 2012.

The increase in gross profit dollars and the increase in gross profit margins were primarily caused by the sales growth within our Lifeboat Distribution segment and increase in pricing and an increase in rebates earned at our TechXtend segment.

The Company monitors gross profits and gross profit margins carefully.  Price competition in our market persisted in 2013. Although our total gross profit margins improved slightly in 2013, we anticipate that margins, as well as discounts and rebates, will be under pressure in the near future.

Total selling, general, and administrative (“SG&A”) expenses for the fourth quarter of 2013 were $4.3 million compared to $4.2 million for the fourth quarter of 2012.  Total SG&A expenses for 2013 were $15.5 million compared to $15.4 million in 2012, representing an increase of $0.1 million or 0.8%.

For the fourth quarter and year ended December 31, 2013, the Company recorded a provision for income taxes of $1.2 million and $3.0 million, respectively.  The current year effective tax rate was 32.1% compared to 39.6% in 2012, the decrease in the effective tax rate was primarily the result of a change in the state of New Jersey’s apportionment rules which lowered our state rate compared with the prior year.

Net income and diluted earnings per share for the fourth quarter of 2013 were $2.5 million and $0.55, respectively, compared to $1.8 million and $0.39, respectively for the fourth quarter of 2012.  Net income and diluted earnings per share for 2013 were $6.4 million and $1.41, respectively, compared to $5.5 million and $1.19, respectively in 2012.

On February 5, 2014, the Board of Directors declared a quarterly dividend of $.17 per share of its common stock payable February 28, 2014 to shareholders of record on February 18, 2014.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Acronis, Bluebeam Software, CA Technologies, DataCore, Datawatch, Dell/Dell Software, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microsoft, Mindjet, Samsung, SAP/Sybase, SmartBear, SolarWinds, Sophos, StorageCraft Technology, TechSmith, Telerik, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

Investor Relations Contact:

Tom Flaherty, Chief Financial Officer

Wayside Technology Group, Inc.

(732) 389-0932

tom.flaherty@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	December 31, 2013	December 31, 2012
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$19,609	$9,835
Marketable securities	—	4,411
Accounts receivable, net	60,796	61,388
Inventory, net	1,315	1,717
Prepaid expenses and other current assets	2,117	1,281
Deferred income taxes	218	280
Total current assets	84,055	78,912

Equipment and leasehold improvements, net	324	375
Accounts receivable long-term	10,006	11,851
Other assets	159	71
Deferred income taxes	216	236

Total assets	$94,760	$91,445

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$60,039	$59,265
Current portion- capital lease obligation	—	55
Total current liabilities	60,039	59,320

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,653,293 and 4,740,873 shares outstanding in 2013 and 2012, respectively	53	53
Additional paid-in capital	28,791	27,712
Treasury stock, at cost, 631,207 and 543,627 shares, respectively	(7,017)	(5,373)
Retained earnings	12,695	9,316
Accumulated other comprehensive income	199	417
Total stockholders’ equity	34,721	32,125
Total liabilities and stockholders’ equity	$94,760	$91,445

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

	Year ended		Three months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues

Lifeboat Distribution segment	$237,632	$217,342	$65,683	$58,504
TechXtend segment	62,758	79,715	24,170	26,943
Total Revenue	300,390	297,057	89,853	85,447

Cost of sales
Lifeboat Distribution segment	220,184	201,524	60,364	54,022
TechXtend segment	55,851	71,641	21,677	24,388
Total Cost of sales	276,035	273,165	82,041	78,410

Gross profit	24,355	23,892	7,812	7,037

Operating expenses
Selling costs	7,997	8,079	2,162	2,222
Stock based compensation	1,127	1,071	297	328
Other general and administrative expenses	6,381	6,227	1,835	1,679
Total Selling, general and administrative expenses	15,505	15,377	4,294	4,229

Income from operations	8,850	8,515	3,518	2,808

Interest income, net	562	557	146	163
Realized foreign exchange gain	—	17	(10)	4
Income before income tax provision	9,412	9,089	3,654	2,975
Provision for income taxes	3,019	3,600	1,151	1,172

Net income	$6,393	$5,489	$2,503	$1,803

Net income per common share - Basic	$1.44	$1.23	$0.56	$0.40
Net income per common share - Diluted	$1.41	$1.19	$0.55	$0.39

Weighted average common shares outstanding - Basic	4,454	4,476	4,444	4,502
Weighted average common shares outstanding - Diluted	4,526	4,628	4,521	4,622